Exhibit 99.1
ALLIS-CHALMERS ENERGY INC. PRESS RELEASE

Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

Lisa Elliott, Sr. VP
DRG&E/713-529-6600
Allis-Chalmers Closes Common Offering
Houston, Texas — August 14, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) announced today that it has closed its previously announced underwritten public offering of 3,450,000 shares of its common stock at a public offering price of $14.50 per share.
Net proceeds to Allis-Chalmers, after deducting underwriting discounts and offering expenses, were approximately $47.0 million. Allis-Chalmers plans to use the net proceeds of this offering to fund a portion of its previously announced acquisition of DLS Drilling Logistics & Services Corporation.
RBC Capital Markets Corporation served as lead underwriter and sole book-running manager of the offering. The co-managers of the offering were A.G. Edwards & Sons, Inc. and Johnson Rice & Company L.L.C.
The offering has been made only by means of a prospectus. A copy of the final prospectus relating to this offering may be obtained from RBC Capital Markets Corporation, 60 South 6th Street, 17th Floor, Minneapolis, MN 55402 (phone number: (612) 371-2818 or fax number: (612) 371-2837).
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, Allis-Chalmers’ ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in Allis-Chalmers’ other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
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